Exhibit 99.2
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
January 31, 2022
Cass Information Systems, Inc. Promotes Martin Resch
To President and Chief Operating Officer.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, has promoted Martin Resch to president, in addition to his current role as chief operating officer. Eric Brunngraber, previously chairman, president and chief executive officer, will remain as chairman and chief executive officer.

“In his short time at Cass, Martin has proven his ability to implement strategic objectives with respect to our invoice payment and information services business,” said Brunngraber. “The addition of the president role will provide Martin enhanced responsibilities over technology and other revenue sources.”

Prior to joining Cass in November 2020, Resch was senior manager of the commercial banking group of Bank of the West, BNP Paribas in San Francisco, Calif. As executive vice president, Resch functioned as the group’s chief administrative officer/chief operating officer with responsibility for strategy, operations, finance, technology and human resources. Other roles included corporate treasurer and leader of a B2B FinTech incubator.

Previously, he engaged in multiple entrepreneurial initiatives related to FinTech and financial markets. For example, Resch founded three equity and index option funds on the Pacific Exchange and, as a member of the board, actively participated in the sale of the Pacific Exchange to Archipelago which was subsequently acquired by the New York Stock Exchange.

Resch, who holds dual citizenship in the United States and Austria and speaks fluent German, earned his bachelor’s degree in computer science from Oregon State University and master’s degree in business administration from Cornell University. He is also a graduate of the Pacific Coast Graduate School of Banking in Seattle, Washington.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.